Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2025

Fair Lawn, New Jersey (July 30, 2025): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $12.3 million, or $0.12 per basic and diluted share, for the quarter ended June 30, 2025, as compared to $4.5 million, or $0.04 per basic and diluted share, for the quarter ended June 30, 2024. Earnings for the quarter ended June 30, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, higher non-interest income and a decrease in non-interest expense, partially offset by higher income tax expense.
For the six months ended June 30, 2025, the Company reported net income of $21.2 million, or $0.21 per basic and diluted share, as compared to $3.4 million, or $0.03 per basic and diluted share, for the six months ended June 30, 2024. Earnings for the six months ended June 30, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, a decrease in provision for credit losses and higher non-interest income, and a decrease in non-interest expense, partially offset by higher income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “We are pleased with our results for the second quarter of 2025, which reflect a substantial increase in earnings and the continued expansion of our net interest margin resulting from our previously announced strategies. During the quarter, we also experienced solid loan growth, complemented by the purchase of approximately $130.9 million in commercial equipment finance loans. Assets and deposits continued to increase throughout the 2025 period, and we reduced our overall operating costs."
Results of Operations for the Three Months Ended June 30, 2025 and June 30, 2024
Net income of $12.3 million was recorded for the quarter ended June 30, 2025, an increase of $7.8 million, as compared to net income of $4.5 million for the quarter ended June 30, 2024. The increase in net income was primarily attributable to a $9.6 million increase in net interest income, a $993,000 increase in non-interest income and a $1.3 million decrease in non-interest expense, partially offset by a $3.9 million increase in income tax expense.
Net interest income was $53.7 million for the quarter ended June 30, 2025, an increase of $9.6 million, or 21.8%, from $44.1 million for the quarter ended June 30, 2024. The increase in net interest income was primarily attributable to a $3.2 million increase in interest income and a $6.4 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in average yields on loans and securities. During the fourth quarter of 2024 the Company implemented a balance sheet repositioning transaction which resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the quarter ended June 30, 2025. The 100 basis point decrease in market interest rates during the last four months of 2024 contributed to lower interest rates paid on new and repricing deposits and borrowings during the quarter ended June 30, 2025. Prepayment penalties, which are included in interest income on loans, totaled $615,000 for the quarter ended June 30, 2025, compared to $436,000 for the quarter ended June 30, 2024.
The average yield on loans for the quarter ended June 30, 2025 increased 3 basis points to 4.96%, as compared to 4.93% for the quarter ended June 30, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended June 30, 2025 increased 66 basis points to 3.55%, as compared to 2.89% for the quarter ended June 30, 2024. This was a result of lower yielding securities sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024 being replaced with higher yielding securities purchased in 2024 and throughout the six months ended June 30, 2025. The average yield on other interest-earning assets for the quarter ended June 30, 2025 decreased 114 basis points to 5.16%, as compared to 6.30% for the quarter ended June 30, 2024, mainly due to a 150 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $62.8 million for the quarter ended June 30, 2025, a decrease of $6.4 million, or 9.3%, from $69.2 million for the quarter ended June 30, 2024. The decrease in interest expense was primarily attributable to a 19 basis point decrease in the average cost of interest-bearing deposits along with a 52 basis point decrease in the average cost of borrowings, coupled with a decrease in the average balance of borrowings, partially offset by an increase in the average balance of interest-

bearing deposits. Interest expense on deposits decreased $482,000, or 1.0%, and interest expense on borrowings decreased $5.9 million, or 30.6% for the quarter ended June 30, 2025 as compared to the quarter ended June 30, 2024.
The Company's net interest margin for the quarter ended June 30, 2025 increased 38 basis points to 2.19% when compared to 1.81%, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 11 basis points to 4.75% for the quarter ended June 30, 2025 as compared to 4.64% for the quarter ended June 30, 2024. The average cost of interest-bearing liabilities decreased 31 basis points to 3.18% for the quarter ended June 30, 2025 as compared to 3.49% for the quarter ended June 30, 2024.
Non-interest income was $10.2 million for the quarter ended June 30, 2025, an increase of $993,000, or 10.8%, from $9.2 million for the quarter ended June 30, 2024. The increase was primarily attributable to an increase of $425,000 in demand deposit account fees mainly related to commercial account treasury services, an increase of $366,000 in loan fees and service charges related to swap income, gains on securities transactions of $336,000, and a $281,000 gain on the sale of real estate owned, partially offset by a decrease of $693,000 in other non-interest income. The gain on the sale of other real estate owned resulted from the sale of a commercial real estate property acquired by foreclosure in 2024 with a book value of $1.3 million which was sold in June 2025.
Non-interest expense was $44.9 million for the quarter ended June 30, 2025, a decrease of $1.3 million, or 2.9%, from $46.2 million for the quarter ended June 30, 2024. The decrease was primarily attributable to a decrease in professional fees of $1.0 million, as legal, regulatory, and compliance-related costs were higher in the 2024 period, a decrease in merger-related expenses of $692,000, and a decrease in other non-interest expense of $798,000.
Income tax expense was $4.2 million for the quarter ended June 30, 2025, an increase of $3.9 million, as compared to income tax expense of $279,000 for the quarter ended June 30, 2024, mainly due to an increase in pre-tax income. The Company's effective tax rate was 25.4% and 5.8% for the quarters ended June 30, 2025 and 2024, respectively. The effective tax rate for the 2024 period was primarily impacted by permanent income tax differences.
Results of Operations for the Six Months Ended June 30, 2025 and June 30, 2024
Net income of $21.2 million was recorded for the six months ended June 30, 2025, an increase of $17.8 million, or 526.4%, compared to net income of $3.4 million for the six months ended June 30, 2024. The increase in net income was primarily attributable to a $17.7 million increase in net interest income, a $2.1 million decrease in provision for credit losses, a $2.0 million increase in non-interest income and a $3.2 million decrease in non-interest expense, partially offset by a $7.2 million increase in income tax expense.
Net interest income was $104.0 million for the six months ended June 30, 2025, an increase of $17.7 million, or 20.6%, from $86.3 million for the six months ended June 30, 2024. The increase in net interest income was primarily attributable to a $6.7 million increase in interest income and a $11.0 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in the average yields on loans and securities. During the fourth quarter of 2024 the Company implemented a balance sheet repositioning transaction which resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the six months ended June 30, 2025. The 100 basis point decrease in market interest rates during the last four months of 2024 contributed to a decrease in interest rates paid on new and repricing deposits and borrowings during the six months ended June 30, 2025. The decrease in interest expense on borrowings was also impacted by a decrease in the average balance of borrowings and the decrease in the cost of new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $872,000 for the six months ended June 30, 2025, compared to $703,000 for the six months ended June 30, 2024.
The average yield on loans for the six months ended June 30, 2025 increased 6 basis points to 4.92%, as compared to 4.86% for the six months ended June 30, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the six months ended June 30, 2025 increased 73 basis points to 3.50%, as compared to 2.77% for the six months ended June 30, 2024. This was a result of lower yielding securities sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024 being replaced with higher yielding securities purchased in 2024 and throughout the six months ended June 30, 2025. The average yield on other interest-earning assets for the six months ended June 30, 2025 decreased 72 basis points to 5.47%, as compared to 6.19% for the six months ended June 30, 2024, due to lower dividends received on Federal Home Loan Bank stock.
Total interest expense was $124.6 million for the six months ended June 30, 2025, a decrease of $11.0 million, or 8.1%, from $135.6 million for the six months ended June 30, 2024. The decrease in interest expense was primarily attributable to a 10 basis point decrease in the average cost of interest-bearing deposits along with a 53 basis point decrease in the average cost of borrowings coupled with a decrease in the average balance of borrowings. Interest expense on deposits increased $1.2 million, or 1.3%, and interest expense on borrowings decreased $12.3 million, or 32.8% for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024.
The Company's net interest margin for the six months ended June 30, 2025 increased 37 basis points to 2.15%, when compared to 1.78% for the six months ended June 30, 2024. The net interest margin increased for the six months ended June 30, 2025, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 15 basis points to 4.72% for the six months ended June 30, 2025, as compared to 4.57% for the six months ended June 30, 2024. The average cost of interest-bearing liabilities decreased 25 basis points to 3.19% for the six months ended June 30, 2025, as compared to 3.44% for the six months ended June 30, 2024.
The provision for credit losses for the six months ended June 30, 2025 was $5.4 million, a decrease of $2.1 million, or 27.7% from $7.5 million for the six months ended June 30, 2024. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $4.1 million for the six months ended June 30, 2025 as compared to $5.5 million for the six months ended June 30, 2024, and a decrease in quantitative loss rates based on the evaluation of current and projected economic conditions.
Non-interest income was $18.6 million for the six months ended June 30, 2025, an increase of $2.0 million, or 12.1%, from $16.6 million for the six months ended June 30, 2024. The increase was primarily attributable to an increase in gain on securities transactions of $1.6 million, an increase of $900,000 in demand deposit account fees mainly related to commercial account treasury services, an increase of $461,000 in loan fees and service charges related to swap income and a $281,000 gain on the sale of real estate owned, partially offset by a decrease of $2.0 million in other non-interest income.
Non-interest expense was $88.8 million for the six months ended June 30, 2025, a decrease of $3.2 million, or 3.4% from $91.9 million for the six months ended June 30, 2024. The decrease was primarily attributable to a decrease in federal deposit insurance premiums of $615,000, a decrease in professional fees of $3.1 million, a decrease in merger-related expenses of $714,000 and a decrease in other non-interest expense of $1.3 million, partially offset by an increase in compensation and employee benefits expense of $2.3 million. Professional fees for legal, regulatory and compliance-related costs decreased in the 2025 period.
Income tax expense was $7.3 million for the six months ended June 30, 2025, an increase of $7.2 million, as compared to income tax expense of $150,000 for the six months ended June 30, 2024, mainly due to an increase in pre-tax income. The Company's effective tax rate was 25.6% and 4.2% for the six months ended June 30, 2025 and 2024, respectively. The effective tax rate for the 2024 period was impacted by permanent income tax differences.
Balance Sheet Summary
Total assets increased $263.5 million, or 2.5%, to $10.7 billion at June 30, 2025 as compared to $10.5 billion at December 31, 2024. The increase in total assets was primarily attributable to an increase in debt securities available for sale of $31.0 million, and an increase in loans receivable, net, of $254.1 million, partially offset by a decrease in cash and cash equivalents of $41.0 million.
Cash and cash equivalents decreased $41.0 million, or 14.2%, to $248.2 million at June 30, 2025 from $289.2 million at December 31, 2024. The decrease was primarily attributable to purchases of securities of $159.3 million, purchases of loans of $150.9 million and the origination of loans receivable, partially offset by proceeds from principal repayments on securities of $98.5 million, and repayments on loans receivable.

Debt securities available for sale increased $31.0 million, or 3.0%, to $1.1 billion at June 30, 2025 from $1.0 billion at December 31, 2024. The increase was attributable to purchases of securities of $126.0 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in the gross unrealized loss on securities of $22.1 million, partially offset by maturities on securities of $28.5 million, repayments on securities of $73.6 million, and the sale of securities of $15.7 million.
Loans receivable, net, increased $254.1 million, or 3.2%, to $8.1 billion at June 30, 2025 from $7.9 billion at December 31, 2024. Multifamily loans, commercial real estate loans and commercial business loans increased $118.1 million, $177.8 million, and $104.5 million, respectively, partially offset by decreases in one-to-four family real estate loans, construction loans and home equity loans and advances of $81.6 million, $58.2 million, and $2.6 million, respectively. The increase in commercial business loans was primarily due to the purchase of $130.9 million in equipment finance loans from a third party in May 2025, at a $3.2 million discount, which included $5.1 million of purchased credit deteriorated loans ("PCD"). The principal balance of the PCD loans was charged-off by $3.2 million. The allowance for credit losses for loans increased $4.5 million to $64.5 million at June 30, 2025 from $60.0 million at December 31, 2024, primarily due to an increase in the outstanding balance of loans.
Total liabilities increased $223.2 million, or 2.4%, to $9.6 billion at June 30, 2025 from $9.4 billion at December 31, 2024. The increase was primarily attributable to an increase in total deposits of $39.3 million, or 0.5%, and an increase in borrowings of $192.0 million, or 17.8%, partially offset by a decrease in other liabilities of $12.2 million. The increase in total deposits consisted of increases in non-interest-bearing demand deposits, money market accounts and certificates of deposit of $1.9 million, $114.0 million, and $80.2 million, respectively, partially offset by decreases in interest-bearing demand deposits and savings and club accounts of $149.0 million and $7.7 million, respectively. The $192.0 million increase in borrowings was driven by a net increase in short-term borrowings of $122.0 million, coupled with new long-term borrowings of $130.0 million, partially offset by repayments of $60.0 million in maturing long-term borrowings. Proceeds from borrowings were utilized to fund the purchase of $130.9 million in equipment finance loans from a third party in May 2025.
Total stockholders’ equity increased $40.3 million, or 3.7%, with a balance of $1.1 billion at both June 30, 2025 and December 31, 2024. The increase in total stockholders' equity was primarily attributable to net income of $21.2 million, and an increase of $15.3 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income.
Asset Quality
The Company's non-performing loans at June 30, 2025 totaled $39.5 million, or 0.49% of total gross loans, as compared to $21.7 million, or 0.28% of total gross loans, at December 31, 2024. The $17.8 million increase in non-performing loans was primarily attributable to a $5.9 million construction loan designated as non-performing during the 2025 period, an increase in non-performing one-to-four family real estate loans of $2.6 million, an increase in non-performing commercial real estate loans of $7.5 million, and an increase in non-performing commercial business loans of $1.3 million. The $5.9 million non-performing construction loan represents the construction of a mixed use five-story building with both commercial space and apartments. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 32 non-performing loans at December 31, 2024 to 43 loans at June 30, 2025. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from four non-performing loans at December 31, 2024 to 14 loans at June 30, 2025. The increase in non-performing commercial business loans was due to an increase in the number of loans from 11 non-performing loans at December 31, 2024 to 16 loans at June 30, 2025. Non-performing assets as a percentage of total assets totaled 0.37% at June 30, 2025, as compared to 0.22% at December 31, 2024.
For the quarter ended June 30, 2025, net charge-offs totaled approximately $3.2 million, as compared to $533,000 in net charge-offs recorded for the quarter ended June 30, 2024. For the six months ended June 30, 2025, net charge-offs totaled $4.1 million as compared to $5.5 million in net charge-offs recorded for the six months ended June 30, 2024. Charge-offs for the three and six months ended June 30, 2025 included $3.2 million in charge-offs related to PCD loans included in the equipment finance loan purchase noted above.

The Company's allowance for credit losses on loans was $64.5 million, or 0.79% of total gross loans, at June 30, 2025, compared to $60.0 million, or 0.76% of total gross loans, at December 31, 2024. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 69 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the successful implementation of our December 2024 balance sheet repositioning transaction; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2025	2024
Assets	(Unaudited)
Cash and due from banks	$248,113	$289,113
Short-term investments	111	110
Total cash and cash equivalents	248,224	289,223

Debt securities available for sale, at fair value	1,056,950	1,025,946
Debt securities held to maturity, at amortized cost (fair value of $368,232, and $350,153 at June 30, 2025 and December 31, 2024, respectively)	402,159	392,840
Equity securities, at fair value	7,253	6,673
Federal Home Loan Bank stock	68,663	60,387

Loans receivable	8,175,499	7,916,928
Less: allowance for credit losses	64,467	59,958
Loans receivable, net	8,111,032	7,856,970

Accrued interest receivable	41,161	40,383
Office properties and equipment, net	82,176	81,772
Bank-owned life insurance	278,756	274,908
Goodwill and intangible assets	120,003	121,008
Other real estate owned	—	1,334
Other assets	322,651	324,049
Total assets	$10,739,028	$10,475,493

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,135,483	$8,096,149
Borrowings	1,272,578	1,080,600
Advance payments by borrowers for taxes and insurance	49,525	45,453
Accrued expenses and other liabilities	160,734	172,915
Total liabilities	9,618,320	9,395,117

Stockholders' equity:
Total stockholders' equity	1,120,708	1,080,376
Total liabilities and stockholders' equity	$10,739,028	$10,475,493

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$99,646	$95,252	$194,756	$188,201
Debt securities available for sale and equity securities	10,301	9,241	20,043	17,026
Debt securities held to maturity	2,922	2,502	5,733	4,871
Federal funds and interest-earning deposits	2,443	4,459	5,301	8,022
Federal Home Loan Bank stock dividends	1,179	1,832	2,821	3,793
Total interest income	116,491	113,286	228,654	221,913
Interest expense:
Deposits	49,344	49,826	99,489	98,244
Borrowings	13,444	19,380	25,137	37,389
Total interest expense	62,788	69,206	124,626	135,633

Net interest income	53,703	44,080	104,028	86,280

Provision for credit losses	2,468	2,194	5,401	7,472

Net interest income after provision for credit losses	51,235	41,886	98,627	78,808

Non-interest income:
Demand deposit account fees	2,015	1,590	3,903	3,003
Bank-owned life insurance	1,990	1,804	3,849	3,584
Title insurance fees	861	744	1,507	1,247
Loan fees and service charges	1,744	1,378	2,800	2,339
Gain (loss) on securities transactions	336	—	336	(1,256)
Change in fair value of equity securities	272	101	580	452
(Loss) gain on sale of loans	(15)	181	500	366
Gain on sale of other real estate owned	281	—	281	—
Other non-interest income	2,689	3,382	4,888	6,897
Total non-interest income	10,173	9,180	18,644	16,632

Non-interest expense:
Compensation and employee benefits	28,933	27,659	57,516	55,172
Occupancy	5,968	6,054	12,153	12,027
Federal deposit insurance premiums	1,739	1,879	3,619	4,234
Advertising	563	661	1,094	1,287
Professional fees	3,519	4,509	6,034	9,143
Data processing and software expenses	4,103	3,914	8,164	7,881
Merger-related expenses	—	692	—	714
Other non-interest expense, net	81	879	171	1,447
Total non-interest expense	44,906	46,247	88,751	91,905

Income before income tax expense	16,502	4,819	28,520	3,535

Income tax expense	4,197	279	7,315	150

Net income	$12,305	$4,540	$21,205	$3,385

Earnings per share-basic	$0.12	$0.04	$0.21	$0.03
Earnings per share-diluted	$0.12	$0.04	$0.21	$0.03
Weighted average shares outstanding-basic	101,985,784	101,651,511	101,898,636	101,699,126
Weighted average shares outstanding-diluted	101,985,784	101,651,511	101,898,636	101,804,386

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,059,332	$99,646	4.96%	$7,774,052	$95,252	4.93%
Securities	1,493,913	13,223	3.55%	1,633,801	11,743	2.89%
Other interest-earning assets	281,611	3,622	5.16%	401,633	6,291	6.30%
Total interest-earning assets	9,834,856	116,491	4.75%	9,809,486	113,286	4.64%
Non-interest-earning assets	860,948			871,525
Total assets	$10,695,804			$10,681,011

Interest-bearing liabilities:
Interest-bearing demand	$1,938,459	$10,898	2.25%	$1,948,389	$13,708	2.83%
Money market accounts	1,332,835	9,424	2.84%	1,220,774	8,323	2.74%
Savings and club deposits	645,167	1,114	0.69%	674,793	1,370	0.82%
Certificates of deposit	2,788,547	27,908	4.01%	2,545,967	26,425	4.17%
Total interest-bearing deposits	6,705,008	49,344	2.95%	6,389,923	49,826	3.14%
FHLB advances	1,218,442	13,303	4.38%	1,576,514	19,219	4.90%
Junior subordinated debentures	7,045	141	8.03%	7,023	161	9.22%
Total borrowings	1,225,487	13,444	4.40%	1,583,537	19,380	4.92%
Total interest-bearing liabilities	7,930,495	$62,788	3.18%	7,973,460	$69,206	3.49%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,443,627			1,416,047
Other non-interest-bearing liabilities	215,390			260,107
Total liabilities	9,589,512			9,649,614
Total stockholders' equity	1,106,292			1,031,397
Total liabilities and stockholders' equity	$10,695,804			$10,681,011

Net interest income		$53,703			$44,080
Interest rate spread			1.57%			1.15%
Net interest-earning assets	$1,904,361			$1,836,026
Net interest margin			2.19%			1.81%
Ratio of interest-earning assets to interest-bearing liabilities	124.01%			123.03%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,977,402	$194,756	4.92%	$7,788,459	$188,201	4.86%
Securities	1,485,771	25,776	3.50%	1,588,767	21,897	2.77%
Other interest-earning assets	299,424	8,122	5.47%	383,989	11,815	6.19%
Total interest-earning assets	9,762,597	228,654	4.72%	9,761,215	221,913	4.57%
Non-interest-earning assets	866,499			861,632
Total assets	$10,629,096			$10,622,847

Interest-bearing liabilities:
Interest-bearing demand	$1,999,157	$22,438	2.26%	$1,973,569	$27,092	2.76%
Money market accounts	1,307,676	18,662	2.88%	1,227,857	17,093	2.80%
Savings and club deposits	647,201	2,221	0.69%	681,664	2,607	0.77%
Certificates of deposit	2,772,808	56,168	4.08%	2,531,145	51,452	4.09%
Total interest-bearing deposits	6,726,842	99,489	2.98%	6,414,235	98,244	3.08%
FHLB advances	1,140,113	24,857	4.40%	1,511,830	37,067	4.93%
Junior subordinated debentures	7,041	280	8.02%	7,020	322	9.22%
Total borrowings	1,147,154	25,137	4.42%	1,518,850	37,389	4.95%
Total interest-bearing liabilities	7,873,996	$124,626	3.19%	7,933,085	$135,633	3.44%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,438,262			1,404,161
Other non-interest-bearing liabilities	218,314			248,514
Total liabilities	9,530,572			9,585,760
Total stockholders' equity	1,098,524			1,037,087
Total liabilities and stockholders' equity	$10,629,096			$10,622,847

Net interest income		$104,028			$86,280
Interest rate spread			1.53%			1.13%
Net interest-earning assets	$1,888,601			$1,828,130
Net interest margin			2.15%			1.78%
Ratio of interest-earning assets to interest-bearing liabilities	123.99%			123.04%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Yield on interest-earning assets:
Loans	4.96%	4.89%	4.88%	5.00%	4.93%
Securities	3.55	3.45	2.99	2.90	2.89
Other interest-earning assets	5.16	5.75	6.00	6.72	6.30
Total interest-earning assets	4.75%	4.69%	4.61%	4.70%	4.64%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.95%	3.01%	3.13%	3.21%	3.14%
Total borrowings	4.40	4.44	4.65	4.87	4.92
Total interest-bearing liabilities	3.18%	3.21%	3.38%	3.52%	3.49%

Interest rate spread	1.57%	1.48%	1.23%	1.18%	1.15%
Net interest margin	2.19%	2.11%	1.88%	1.84%	1.81%

Ratio of interest-earning assets to interest-bearing liabilities	124.01%	123.96%	124.02%	123.06%	123.03%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.46%	0.34%	(0.79)%	0.23%	0.17%
Core return on average assets	0.47%	0.35%	0.42%	0.23%	0.20%
Return on average equity	4.46%	3.31%	(7.86)%	2.32%	1.77%
Core return on average equity	4.58%	3.37%	4.09%	2.29%	2.06%
Core return on average tangible equity	5.14%	3.78%	4.74%	2.58%	2.34%
Interest rate spread	1.57%	1.48%	1.23%	1.18%	1.15%
Net interest margin	2.19%	2.11%	1.88%	1.84%	1.81%
Non-interest income to average assets	0.38%	0.33%	(0.88)%	0.33%	0.35%
Non-interest expense to average assets	1.68%	1.68%	1.73%	1.60%	1.74%
Efficiency ratio	70.30%	74.57%	205.17%	78.95%	86.83%
Core efficiency ratio	69.41%	74.20%	73.68%	79.14%	85.34%
Average interest-earning assets to average interest-bearing liabilities	124.01%	123.96%	124.02%	123.06%	123.03%
Net charge-offs to average outstanding loans (2)	0.04%	0.04%	0.07%	0.14%	0.03%

(1) Ratios are annualized when appropriate.
(2) The June 30, 2025 ratio includes $3.2 million of non-annualized PCD charge-offs related to the purchased commercial equipment finance loans.

ASSET QUALITY DATA:
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(Dollars in thousands)

Non-accrual loans	$39,545	$24,856	$21,701	$28,014	$25,281
90+ and still accruing	—	—	—	—	—
Non-performing loans	39,545	24,856	21,701	28,014	25,281
Real estate owned	—	1,334	1,334	1,974	1,974
Total non-performing assets	$39,545	$26,190	$23,035	$29,988	$27,255

Non-performing loans to total gross loans	0.49%	0.31%	0.28%	0.36%	0.33%
Non-performing assets to total assets	0.37%	0.25%	0.22%	0.28%	0.25%
Allowance for credit losses on loans ("ACL")	$64,467	$62,034	$59,958	$58,495	$57,062
ACL to total non-performing loans	163.02%	249.57%	276.29%	208.81%	225.71%
ACL to gross loans	0.79%	0.78%	0.76%	0.75%	0.73%

LOAN DATA:
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In thousands)
Real estate loans:
One-to-four family	$2,629,372	$2,676,566	$2,710,937	$2,737,190	$2,764,177
Multifamily	1,578,733	1,567,862	1,460,641	1,399,000	1,409,316
Commercial real estate	2,517,693	2,429,429	2,339,883	2,312,759	2,316,252
Construction	415,403	437,081	473,573	510,439	462,880
Commercial business loans	726,526	614,049	622,000	586,447	554,768
Consumer loans:
Home equity loans and advances	256,384	253,439	259,009	261,041	260,427
Other consumer loans	2,602	2,547	3,404	2,877	2,689
Total gross loans	8,126,713	7,980,973	7,869,447	7,809,753	7,770,509
Purchased credit deteriorated loans	11,998	10,395	11,686	11,795	12,150
Net deferred loan costs, fees and purchased premiums and discounts	36,788	35,940	35,795	35,642	36,352
Allowance for credit losses	(64,467)	(62,034)	(59,958)	(58,495)	(57,062)
Loans receivable, net	$8,111,032	$7,965,274	$7,856,970	$7,798,695	$7,761,949

	At June 30, 2025
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,578,733	19.8%	59.0%	1.86x

Owner Occupied Commercial Real Estate	$686,005	8.6%	53.1%	2.23x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$544,476	6.8%	54.2%	1.45x
Mixed Use	209,619	2.6	58.5	2.52
Industrial / Warehouse	435,261	5.5	54.4	1.60
Non-Medical Office	167,986	2.1	51.6	1.69
Medical Office	98,801	1.2	61.0	1.49
Single Purpose	43,332	0.5	60.7	1.44
Other	332,213	4.2	50.4	1.85
Total	$1,831,688	23.0%	54.3%	1.70x

Total Multifamily and Commercial Real Estate Loans	$4,096,426	51.3%	55.9%	1.85

DEPOSIT DATA:
	June 30, 2025		March 31, 2025		December 31, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,439,951	—%	$1,490,243	—%	$1,438,030	—%
Interest-bearing demand	1,872,265	2.03	1,935,384	2.08	2,021,312	2.19
Money market accounts	1,355,682	2.79	1,333,668	2.84	1,241,691	2.82
Savings and club deposits	644,761	0.70	651,713	0.70	652,501	0.75
Certificates of deposit	2,822,824	3.96	2,783,927	4.08	2,742,615	4.24
Total deposits	$8,135,483	2.36%	$8,194,935	2.40%	$8,096,149	2.47%

CAPITAL RATIOS:
	June 30,	December 31,
	2025 (1)	2024
Company:
Total capital (to risk-weighted assets)	14.18%	14.20%
Tier 1 capital (to risk-weighted assets)	13.35%	13.40%
Common equity tier 1 capital (to risk-weighted assets)	13.27%	13.31%
Tier 1 capital (to adjusted total assets)	10.37%	10.02%

Columbia Bank:
Total capital (to risk-weighted assets)	14.40%	14.41%
Tier 1 capital (to risk-weighted assets)	13.53%	13.56%
Common equity tier 1 capital (to risk-weighted assets)	13.53%	13.56%
Tier 1 capital (to adjusted total assets)	9.95%	9.64%

(1) Estimated ratios at June 30, 2025

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2025	2024
	(Dollars in thousands)

Total stockholders' equity	$1,120,708	$1,080,376
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(7,933)	(8,964)
Total tangible stockholders' equity	$1,002,060	$960,697

Shares outstanding	104,927,137	104,759,185

Book value per share	$10.68	$10.31
Tangible book value per share	$9.55	$9.17

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)

Net income	$12,305	$4,540	$21,205	$3,385
Less/add: (gain) loss on securities transactions, net of tax	(251)	—	(251)	1,130
Add: FDIC special assessment, net of tax	—	97	—	490
Add: severance expense, net of tax	354	—	517	67
Add: merger-related expenses, net of tax	—	652	—	672
Add: litigation expenses, net of tax	242	—	242	—
Core net income	$12,650	$5,289	$21,713	$5,744

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Net income	$12,305	$4,540	$21,205	$3,385

Average assets	$10,695,804	$10,681,011	$10,629,096	$10,622,847

Return on average assets	0.46%	0.17%	0.40%	0.06%

Core net income	$12,650	$5,289	$21,713	$5,744

Core return on average assets	0.47%	0.20%	0.41%	0.11%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,106,292	$1,031,397	$1,098,524	$1,037,087
Less/add: (gain)loss on securities transactions, net of tax	(251)	—	(251)	1,130
Add: FDIC special assessment, net of tax	—	97	—	490
Add: severance expense, net of tax	354	—	517	67
Add: merger-related expenses, net of tax	—	652	—	672
Add: litigation expenses, net of tax	242	—	242	—
Core average stockholders' equity	$1,106,637	$1,032,146	$1,099,032	$1,039,446

Return on average equity	4.46%	1.77%	3.89%	0.66%

Core return on core average equity	4.58%	2.06%	3.98%	1.11%

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,106,292	$1,031,397	$1,098,524	$1,037,087
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(8,241)	(10,381)	(8,511)	(10,668)
Total average tangible stockholders' equity	$987,336	$910,301	$979,298	$915,704

Core return on average tangible equity	5.14%	2.34%	4.47%	1.26%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Net interest income	$53,703	$44,080	$104,028	$86,280
Non-interest income	10,173	9,180	18,644	16,632
Total income	$63,876	$53,260	$122,672	$102,912

Non-interest expense	$44,906	$46,247	$88,751	$91,905

Efficiency ratio	70.30%	86.83%	72.35%	89.30%

Non-interest income	$10,173	$9,180	$18,644	$16,632
Less /add: (gain) loss on securities transactions	(336)	—	(336)	1,256
Core non-interest income	$9,837	$9,180	$18,308	$17,888

Non-interest expense	$44,906	$46,247	$88,751	$91,905
Less: FDIC special assessment, net	—	(103)	—	(565)
Less: severance expense	(475)	—	(695)	(74)
Less: merger-related expenses	—	(692)	—	(714)
Less: litigation expenses	(325)	—	(325)	—
Core non-interest expense	$44,106	$45,452	$87,731	$90,552

Core efficiency ratio	69.41%	85.34%	71.71%	86.93%